Miller Nash Graham & Dunn LLP

Exhibit 5

August 5, 2019

Bank of Commerce Holdings

555 Capitol Mall, Suite 1255

Sacramento, California 95814

Subject:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement") to be filed by Bank of Commerce Holdings, a California corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") relating to the registration of 500,000 shares of the Company's common stock, no par value (the "Shares"), issuable under the Company's 2019 Equity Incentive Plan (the "Plan").

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company's Restated Articles of Incorporation, (ii) the Company's Amended and Restated Bylaws, (iii) the Registration Statement, (iv) the Plan, and (v) such corporate records, agreements, documents, and other instruments, and such certificates of comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.

In making our examination of documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Bank of Commerce Holdings
August 5, 2019

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (a) effectiveness of the Registration Statement, (b) issuance of the Shares in accordance with the terms of the Plan and the instruments executed pursuant to the Plan governing the awards to which any such Share relates, and (c) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and in the Plan or any such instruments, the Shares will be validly issued, fully paid, and nonassessable.

The opinion expressed herein is limited to the corporate laws of the State of California and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ MILLER NASH GRAHAM & DUNN LLP MILLER NASH GRAHAM & DUNN LLP